Exhibit 99.1

Ekso Bionics Announces $7.89 Million Registered Direct Offering

Priced At-the-Market Under Nasdaq Rules

RICHMOND, Calif., June 8, 2020 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today announced that it has entered into definitive agreements with several institutional and accredited investors for the issuance and sale of an aggregate of 1,747,704 of its shares of common stock, at a purchase price of $4.5145 per share, in a registered direct offering priced at-the-market under Nasdaq Rules. The Company has also agreed to issue to the investors in a concurrent private placement warrants to purchase up to an aggregate of 873,852 shares of common stock. The closing of the offering is expected to occur on or about June 10, 2020, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The warrants have an exercise price equal to $5.18 per share, are exercisable immediately and will expire five and one-half years from the issuance date.

The gross proceeds from the offering are expected to be approximately $7.89 million. The Company intends to use the net proceeds from the offering for working capital purposes and other general corporate purposes.

The shares of common stock described above (but not the warrants or the shares of common stock underlying the warrants) are being offered and sold by the Company in a registered direct offering pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-218517), including an accompanying base prospectus, previously filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”) on June 16, 2017. The offering of the shares of common stock will be made only by means of a prospectus supplement to the base prospectus that forms a part of the registration statement. A final prospectus supplement and accompanying prospectus relating to the registered direct offering of the shares of common stock described above (but not the warrants or the shares of common stock underlying the warrants) will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Electronic copies of the prospectus supplement and the accompanying prospectus may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at 646-975-6996 or e-mail at placements@hcwco.com.

The warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act"), and Regulation D promulgated thereunder. The offer and sale of the warrants and the shares of common stock underlying the warrants have not been registered under the Act, or applicable state securities laws. Accordingly, the warrants and the underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance, and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its industry-leading expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol EKSO. For more information, visit: www.eksobionics.com or follow @EksoBionics on Twitter.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) market and other conditions, (ii) the closing of the offering, (iii) the satisfaction of closing conditions, (iv) the use of proceeds, and (iv) the assumptions underlying or relating to any statement described in points (i) through (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, adverse regulatory or stockholder actions, the Company's inability to obtain adequate future financing to fund the Company's operations and necessary to develop or enhance the Company’s technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure of the Company to obtain or maintain patent protection for the Company's technology, the failure of the Company to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain due to the outbreak of the COVID-19 virus, adverse regulatory decisions related to the China JV and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s Twitter page at @EksoBionics. The Company does not undertake to update these forward-looking statements, except as required by law.

Investor Contact:

David Carey

212-867-1768

investors@eksobionics.com

Media Contact:

Carrie Yamond Mas

917-371-2320

cmas@eksobionics.com